Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated June 9, 2017

Relating to Preliminary Prospectus dated June 9, 2017

Registration No. 333-217542

CO-DIAGNOSTICS, INC.

FREE WRITING PROSPECTUS

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated June 9, 2017 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-217542) (the “Registration Statement”) relating to the initial public offering of common stock of Co-Diagnostics, Inc. (the “Company”).

On June 9, 2017, we filed Amendment No. 2 to the Registration Statement, which may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1692415/000147793217002732/0001477932-17-002732-index.htm

The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus is only a summary of the changes to the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 15 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus. The following information updates and supersedes the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith.

Co-Diagnostics, Inc. has filed a registration statement, including the preliminary prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may obtain copies of the preliminary prospectus by contacting WallachBeth Capital, LLC, Attention: Capital Markets, 100 Wall Street, Suite 6600, New York, NY 10005, by telephone at 646-998-7605, or by email at cap-mkts@wallachbeth.com, or Network 1 Financial Securities, Inc., Attention: Keith Testaverde, by telephone at 800-886-7007or by mail at 2 Bridge Avenue, Suite 241, Redbank, NJ 07701.

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# CO-DIAGNOSTICS INC.

Innovating Revolutionary Molecular Diagnostics

# DISCLAIMER

THESE MATERIALS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

THESE MATERIALS CONTAINS "FORWARD-LOOKING STATEMENTS." THESE FORWARD-LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTED RESULTS. ACTUAL RESULTS MAY DIFFER FROM EXPECTATIONS, ESTIMATES AND PROJECTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS.

CO-DIAGNOSTICS INC. UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: LIIT'S ABILITY TO IMPLEMENT ITS BUSINESS PLAN; LIIT OBTAINING THE NECESSARY FINANCING TO OPERATE ITS BUSINESS; LOSS OF KEY PERSONNEL; CHANGES IN ECONOMIC CONDITIONS GENERALLY; LEGISLATIVE AND REGULATORY CHANGES; AND THE DEGREE AND NATURE OF COMPETITION.

CO-DIAGNOSTICS INC. MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION.



# The New Gold Standard in PCR

A **platform technology** that enhances the speed, accuracy and cost-effectiveness of real-time PCR.

**Cooperative Diagnostics Technology** (CoDx)

# The Secret is in the MATH

**CoPrimers**
POWERED BY CO-DIAGNOSTICS

$$\frac{C_{ds}+C_{bulk}}{P_0} = \left[\frac{\left(P_0+T_0+\frac{1}{K_{eff}}\right)-\sqrt{\left(P_0+T_0+\frac{1}{K_{eff}}\right)^2-4P_0T_0}}{2P_0}\right]\frac{K_{ds}+P_1F_{pair}K_{ds}K_{cop}}{K_{eff}}$$

## Advanced mathematics are used to:

1. Determine where in the genome to target
2. Create multiple cooperative primer designs
   a) *minimum length of the primer for specificity*
   b) *optimal length of the probe*
   c) *space between primer & probe*
   d) *length of the linker (PEG tether), etc.*
3. Compare effectiveness of different **CoPrimer** sets


Design A
Design B
Q
Q


T G C A A C T G A T C G G C T A T T G C A A C T G G C T A T A C T G


TestSample.dna
File Filter Database View Setting Help About
Primer Result
Target
>> << -[ ]- +[ ]+ -[ ]- +[ ]+ -[ ]- X
Oligo Genesis Criteria
8 Min primer length
16 Max primer length
12 Min capture length
18 Max capture length
Binding Parameters
55 Annealing temp
0.05 [Na+] in M
0.005 [Mg++] in M
[Primer] in M
Calculation Method
Satterfield 2014
Primers
Captures
Coop Primers
Passed Primers
Calculate
Update
Selection Criteria
0 Min Priming
1 Max Priming
0 Min Combined
1 Max Combined
1 Max Non-Cooperative Priming
50 Max span of Cooperative Primer
34 Min Tm, Primer
42 Max Tm, Primer
56 Min Tm, Capture
58 Max Tm, Capture
Min Gap
4 Max Gap
12 Linker Len
Eliminate Capture starting with G
Primer Modifications
Fluorophore [FAM]
Quencher [BHQ1]
Linker aaa aaa aaa aa [Spacer 3]
Reset to Default
CoDx design

# How CoPrimers Work

CoPrimers
POWERED BY CO-DIAGNOSTICS

- Long **PROBE** quickly "anchors" bringing the short **PRIMER** into close proximity with the DNA target



Short Primer
Probe
Q
F
DNA

# How CoPrimers Work

CoPrimers
POWERED BY CO-DIAGNOSTICS

- **COOPERATIVITY** between primer and probe increases **reactivity**, **sensitivity** and **specificity**
- DNA folds allowing our short primer to bind
- When **POLYMERASE** extends, the primer cannot cross the **PEG** linker, helping to reduce Primer Dimers



P
Primer
PEG
Probe
Q
F
DNA

# The process is repeated, creating billions of copies in just 30-60 minutes


Wanted Gene
Template DNA
1st Cycle
2 Copies
2nd Cycle
4 Copies
3rd Cycle
8 Copies
4th Cycle
32 Copies
35th Cycle
billions of copies
Results are plotted in a graph

# PCR Amplification Plot



Amplification Plot
Cycle
Legend



F
F
F

A PCR device measures light from the billions of positive reactions as the flourophores are released.

**Light = positive**

**No light = negative**

# CoPrimer Technology Advantages

CO-DIAGNOSTICS INC.

| | CO-DIAGNOSTICS INC. | Cepheid. | ACCELERATE | GenMark Dx | Meridian Bioscience, Inc. |
|---|---|---|---|---|---|
| No Primer Dimers | ✓ | | | | |
| No Secondary P/D | ✓ | | | | |
| Massively Multiplex | ✓ | | | | |
| No Hot Start for DNA | ✓ | | | | |
| No Special Hardware | ✓ | | | | |
| No Optimization | ✓ | | | | |
| Single Molecule | ✓ | | | | |
| Mathematical Design | ✓ | | | | |
| Closed system | | ✓ | ✓ | ✓ | ✓ |
| Increased Specificity | ✓ | | | | |

# Co-Primer Platform Technology Can Replace Traditional Older Technologies such as Taqman and Molecular Beacons

- Ability to Massively Multiplex with Co-Primers versus Simplex Tests with Taqman (Limited to 4)
- Eliminating Primer Dimers in the Process for Cleaner Results
- No Need For Optimization as Various Combinations of Genetic Targets are Analyzed
- Higher Specificity than Regular Primer sets because of Shorter Primer and Capture Sequences (Only Bind to Intended Target)

# Product Comparison Advantages

CO-DIAGNOSTICS INC.

| | CO-DIAGNOSTICS INC. | Cepheid. | ACCELERATE | GenMark Dx | Meridian Bioscience, Inc. |
|---|---|---|---|---|---|
| **Low cost tests** | ✓ | | | | |
| Low cost MDx device | ✓ | | | | |
| Low R & D costs | ✓ | | | | |
| Ultra low COGS | ✓ | | | | |
| Rapid development | ✓ | | | | |
| Open architecture | ✓ | | | | |
| Low-plex | ✓ | ✓ | | ✓ | ✓ |
| Multiplex | ✓ | | ✓ | ✓ | ✓ |
| Closed system | | ✓ | ✓ | ✓ | ✓ |
| Point of care | ✓ | | | | |

# Fully Integrated Low Cost MDx System


mic

CO-DIAGNOSTICS INC.

# Compatible with existing PCR technology

Co-Dx technology is compatible with industry standard **Polymerase Chain Reaction (PCR)** equipment.



MIC



STEP ONE



PCRMAX ECO

# GO TO MARKET STRATEGY



Infectious Disease
Disease Detection
Viral Load
Hospital Acquired Illnesses (HAI's)
Personalized Medicine
Preventive Care
Companion Diagnostics
DNA Research
Medical
Genetic
Pharmacological
Forensics
Agriculture & Farming
Food Safety
Animal Safety
Soil Testing
Water Supply
Family / Social
Family Genetics
Clean Singles
COOPERATIVE DIAGNOSTIC TECHNOLOGY
CoDx
Powered
MATHEMATICALLY ENGINEERED REAGENTS

# CO-DIAGNOSTICS
## Addressable Market For Near Term Tests

| | |
|---|---|
| TB | HIV |
| MDR TB | MALARIA |
| ZIKA | STI |
| HBV | HPV |
| HCV | DENGUE |

# Faster to develop and administer

The **Co-Dx™** development test platform shortens the development cycle for the creation of new tests utilizing ***Co-Dx Design***™ software to weeks instead of months or years, rapidly screening millions of possible designs to find the optimal design for a specific disorder or disease. In lieu of costly trial-and-error lab testing, **Co-Dx™** designers let computers do the work, significantly shortening test development cycles. **Co-Dx™** specialized primer designs can recognize their targets much faster, potentially leading to abbreviated cycling times on existing PCR detection equipment. And **Co-Dx's™** efficiencies are particularly impressive during PCR multiplexing (multiple tests run simultaneously).

# Disruptively inexpensive

**Co-Dx™** represents a dramatic new approach to molecular diagnostics, producing tests that are far less expensive to develop and administer. **Co-Dx™** tests can be performed on a new generation of highly mobile, *low-cost* PCR test equipment. Working in tandem, **Co-Dx's™** state-of-the-art tests + mobile devices will make DNA-based diagnostics both affordable and more broadly available, breaking down historical cost barriers to worldwide markets for much-needed, accurate tests.

# Companion Diagnostics

With the escalating costs of drug trials, pharmaceutical companies recognize the need to create companion diagnostics tests - a diagnostic test partnered with a therapeutic to determine a patient's compatibility with a treatment protocol. **Co-Dx™** is an ideal partnering platform for the development of companion diagnostics strategies.

# Personalized Medicine

A powerhouse combination of affordable, accurate **Co-Dx™** tests + a new generation of mobile, handheld devices will greatly facilitate personalized medicine for preventive care. The **Co-Dx™** platform will enable healthcare companies and physicians to employ inexpensive molecular analysis to provide a healthcare roadmap for a patients based on their genetic content.

# Genetic Markers

The power of the **Co-Dx™** development platform lies in its ability to accurately and affordably identify genetic markers in DNA and RNA, detecting cancer markers, bacteria or viruses or to find common genetic disorders. **Co-Dx™** is well-suited for labs developing specialized genetic tests.

# TARGET MARKET - ZIKA



# The 2015-2016 Zika Outbreak

Zika is transmitted primarily through the bite of the aedes aegypti mosquito; there have also been cases of transmission via sexual contact and blood transfusion

No vaccine or cure exists, and despite ongoing research, a vaccine likely remains years away

Public health officials have determined that Zika virus is a cause of microcephaly and other severe fetal brain defects

Outbreaks have occurred in tropical Africa, Southeast Asia, the Pacific, and more recently, the Americas

**1 out of 5 people** infected experience symptoms, and in those who do, symptoms are mild

**Countries in Latin America and the Caribbean Affected by Zika (as of 5/26/16)**



| ZIKA CASES IN REGION | |
|---|---|
| Suspected: | 287,265 |
| Confirmed: | 42,399 |
| Projected by end of 2016: | 4 MILLION |

*Source: Pan American Health Organization (PAHO)*

Source: Kaiser Family Foundation analysis.
Detailed source information is available at http://kff.org/infographic/2015-2016-zika-outbreak/

# Global map of the predicted distribution of Aedes aegypti


1
0


Zika virus
UNITED STATES
2,767,337
FRANCE
404,525
PORTUGAL
411,407
ITALY
419,955
CHINA
84,332
ANGOLA
82,838
CHILE
614,687
ARGENTINA
1,314,694
UNITED STATES
New York
Orlando
Miami
MEXICO
Cancun
PERU
Lima
BRAZIL
PERNAMBUCO
Rio de Janeiro
São Paulo
Santiago
Buenos Aires
Montevideo
CHILE
ARGENTINA
Risk of local transmission of Zika virus
Seasonal
Year-round
Travellers from Brazil
By country, Sep 2014-Aug 2015
Cities with >1,000 travellers from Brazil, Sep 2014-Aug 2015
Source: Dr K Khan, St Michael's Hospital, Toronto
Economist.com

# Can be Spread by Travelers from Brazil

Zika can be transmitted through sexual contact- Males carry the virus for six months



# CARPHA Member States (CMS) and Surrounding Territories with Laboratory-Confirmed Cases of Zika Virus, 2015-2016*


Date of first reported laboratory-confirmed Zika case in CMS:
(Hint: Use the arrows to move the slider)
September 15, 2016
CARPHA Member State
Other
Bahamas
Cuba
Haiti
Cayman Islands
Dominican Republic
Puerto Rico
BVI
Sint Maarten
Saint Martin
Belize
Jamaica
US Virgin Islands
St. Kitts and Nevis
Guadeloupe
Dominica
St. Lucia
Martinique
Grenada
St Vincent and the Grenadines
Bonaire
Aruba
Barbados
Trinidad and Tobago
Curacao
Guyana
Suriname
Zika in the Americas
© OSM

**Data as at 22 September, 2016*

CARPHA Member States: Anguilla, Antigua and Barbuda, Aruba, The Bahamas, Barbados, Belize, Bermuda, Bonaire, Saba and St Eustatius (BES), British Virgin Islands, Cayman Islands, Curacao, Dominica, Grenada, Guyana, Haiti, Jamaica, Montserrat, St. Lucia, St. Kitts and Nevis, St. Maarten, St. Vincent and the Grenadines, Suriname, Trinidad and Tobago, and Turks and Caicos Islands

Caribbean Public Health Agency CARPHA

# Target Market - India



Joint Venture Signed with Synbiotics- an Asence Pharma Group Company

synbiotics LIMITED



# Milestones

- Powerful and patent protected intellectual property
- ISO 13485 laboratory with manufacturing
- Large menu of tests rolling out
- FDA export licenses and near-term CE marking
- Marketing initiatives underway in Caribbean, India, US
- Domestic sales to research labs has begun
- Installation of new lab customers underway

# Use of Proceeds

- $2,500,000- development of tests, expansion of laboratory facilities and clinical and in-field validation for regulatory filings of diagnostics tests
- $2,000,000- to increase our sales and marketing capabilities
- $1,500,000- to expand the availability of PCR machines in developing nations under a reagent rental program
- $500,000 to fund our share of the manufacturing facility to produce our reagents in India and other locations in the developing world
- $750,000- of the remaining proceeds, if any, will be used for general corporate purposes, including working capital

# Key Roles & Responsibilities

## Dr. Brent Satterfield, Ph.D.

Founder & Chief Science Officer

Dr. Satterfield founded Co-Diagnostics and is the first in his field to use engineering mathematics to design new DNA testing technology. He has developed new diagnostic platforms for groups such as the Department of Homeland Security, the National Biodefense Analysis and Countermeasures Center, the United States Army Medical Research Institute of Infectious Disease, Sandia National Laboratories, the California Department of Public Health and numerous others. Under fellowship from the Department of Homeland Security, he received his Ph.D. in Bioengineering with an emphasis in entrepreneurship and intellectual property law from Arizona State University in a dual- enrollment program at UC Berkeley.

## Dwight (Ike) Egan

President and CEO

Dwight Egan was a senior executive at *Data Broadcasting Corp.*, a leading provider of wireless, real-time financial market data, news and sophisticated fixed-income portfolio analytics to 27,000 individual and professional investors. He both co-founded and served as CEO and Chairman of the Board of Broadcast International, Inc. *Data Broadcasting Corp.* acquired Broadcast International and created *CBS MarketWatch*, a leading financial news site and one of the most successful IPO's in history. Egan is a visionary leader and saw the potential of Co-Diagnostics from its early stages. He has provided the leadership and funding resources to get Co-Diagnostics to its current state.

# Key Roles & Responsibilities

## Reed L. Benson

Chief Financial Officer and General Counsel

Reed L Benson has been Chief Financial Officer, Secretary and director from November 2014 to the present. Since September, 2008 to the present, in addition to the private practice of law, he is a founder and partner of Legends Capital Group, LLC, a privately held venture capital group that identifies investment opportunities in natural resources, bio tech and technology fields. From October 2004 to September 2008 he was employed as Chief Financial Officer, Secretary, and GenerCounsel and member of Board of Directors of Broadcast International, Inc., a publically traded communications services company. From 2001 to October 2004, he was in the private practice of law where his practice focused on tax and business related matters. From July 1995 to January 2001 he was secretary and general counsel for Data Broadcasting Corporation, a provider of market information to individual investors. Mr. Benson received his J.D. degree from the University of Utah School of Law in 1976 and a Bachelor of Science Degree in Accounting from the University of Utah in 1971. Mr. Benson became a Certified Public Accountant in 1974. Mr. Benson's experience in finance, accounting and business consulting, together with his role as our CFO and prior public company directorship, provide Mr. Benson with expertise enabling critical input to our Board decision-making process.

# Key Roles & Responsibilities

## Rebecca Garcia, PhD.

Head of Assay Development Group

Garcia has ten years experience in the molecular genetics industry. Her work includes development of molecular assays targeting genetic diseases, oncology, virology, and drug metabolism. She has extensive experience developing and validating molecular assays for clinical diagnostic application. Garcia received her PhD in Healthcare Genetics from Clemson where she received the Most Outstanding Graduate Student Award and has presented her research most recently at the American College of Medical Genetics Conference, the College of Health, Education, and Human Development Research Forum at Clemson University, and the Women's Leadership Conference.

## Mayuranki Almaula, Ph.D.

Head of India Operations

Dr. Almaula worked in the Recombinant Protein Division of DNAX Research Institute (now Merck) and then subsequently concentrated on technical liaison to the Business Development efforts of several companies like In Silico Sciences, Simbiosys-Biowares (now acquired by the Lonza Group) and Gen-Probe, Inc. She has extensive experience in initiating forays and establishing alliances, with a focus on South Asia. She has served in pre-clinical development projects for most of the past two decades and most recently focused on molecular diagnostics that concentrate on infectious diseases and oncology. She received her Masters and PhD degrees respectively from the Maharaja Sayajirao University, Baroda and from Stanford University, CA.

# Key Roles & Responsibilities

## Jana Kent, PhD.

Head of Research

Dr. Jana Kent has over 17 years of experience in enzyme and molecular diagnostics technologies with a special emphasis in DNA by high resolution melting. She joins Co-Diagnostics after being a Research Associate at Whittwer Lab working on DNA analysis. Dr. Kent excels at developing methods of genotyping (i.e. unlabeled probes, snapback primers, amplicon melting, etc.) and mutation scanning. She has an impressive list of publications and holds an original patent for a methodology she developed for Human Cystathionine β synthase (CBS), which went into initial clinical trials in 2015. Dr. Kent's experience and skills will be devoted to developing new ways for CoPrimers™ to be used to identify and detect genetic mutations and rare alleles.

CO-DIAGNOSTICS INC.

Innovating Revolutionary Molecular Diagnostics